Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS FOURTH QUARTER

EARNINGS OF $0.21 PER DILUTED SHARE

Net Revenue Up 31% as Total Transaction Processing Volume Rises 23%

Princeton, NJ – February 24, 2009 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced quarterly net income of $8.0 million and fully diluted earnings per share of $0.21 for the three months ended December 31, 2008. Earnings in the current quarter were up compared to net income of $6.8 million, or $0.17 per fully diluted share in the fourth quarter of 2007. Earnings in the year ago quarter include an aggregate $2.9 million in pre-tax charges (approximately $0.05 per share) to write off an investment and to recognize costs associated with the opening and relocation to our new service center.

Highlights for the fourth quarter of 2008 include:

•	Quarterly Net Revenue of $100.1 million, up 31.3%, and excluding NWS, up 9.7%

•	Total transaction processing volume of $16.5 billion, up 23%; organic volume of $14.0 billion, up 4.4%

•	Total new margin installed increased 9.8% with new payroll margin installed up 33.4%

•	91.1% of new merchants installed were on HPS Exchange

•	Operating margin on net revenue of 13.9%

Robert Carr, Chairman and CEO, said, “We are pleased to report solid earnings in a quarter in which we faced extremely challenging economic conditions. During the quarter, we made progress on our most important metrics, increasing new margin installed, transaction processing volume, cash flow, and the proportion of merchants processing on our proprietary technology. With our talented and dedicated employee base, we believe Heartland has the depth and breadth of resources to deliver unequaled value for our merchants.”

Net revenues in the fourth quarter were $100.1 million, an increase of 31.3% compared to $76.2 million in the fourth quarter of 2007. Excluding Network Services, net revenue was up 9.7% to

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$83.6 million. Card processing volume for the three months ended December 31, 2008 increased 23% to $16.5 billion, including $2.5 billion of volume from acquisitions made by Heartland in 2008. Transaction processing volume and net revenue growth were limited by the general slowdown in economic activity in the fourth quarter, including a 6.8% decline in same store sales. The operating margin on net revenue was 13.9% in the fourth quarter, reflecting the effect on margins from the Network Services acquisition, our ongoing investment in growth initiatives such as campus cards, micropayment solutions, and check products, the integration of American Express and Discover, and the unprecedented weakness in same store sales.

Mr. Carr continued, “Heartland has been built on a foundation of fair dealings, pricing transparency and merchant advocacy. Since our formation almost 12 years ago, our commitment to these principles has enabled us to grow into one of the largest companies in our industry. As the victim of a malicious system breach, we are highly focused on once again moving our industry forward, now taking the lead in strengthening the safety and security of information throughout the entire payments processing network. Heartland is committed to aggressively pursuing its efforts for the development and industry-wide implementation of end-to-end encryption technology- which if successfully developed and implemented will be designed to protect data at rest as well as data in motion—as an improved and safer standard of payments security.

“Clearly our biggest challenge in 2009 will arise from the system breach we suffered. There are two main components to the challenge we face: addressing claims that cardholders, card issuers, the Brands, regulators, and others have asserted, or may assert, against us arising out of the breach and managing the potential impact of the breach on the day-to-day operations of our business. With regard to the first challenge, we intend to vigorously defend any such claims and we believe we have meritorious defenses to those claims that have been asserted to date. At this time we do not have information that would enable us to reasonably estimate the amount of losses we might incur in connection with such claims. As to the second challenge, our sales and service teams have responded tremendously, and early indications of client response are positive: in the weeks since our announcement of the breach, we have installed more margin, and have a bit less merchant attrition, than in the same period in 2008. While it is too early to tell, and we will certainly face challenges from macro economic conditions confronting our customers, at this point we believe that our expanded product breadth, reputation for superior customer service, candor, and no arbitrary rate increases, should allow us to grow our card processing merchants, payroll clients and check management clients in 2009. I am very proud of our Heartland employees, who are aggressively reaching out to strengthen our relationships and maintain the trust and confidence of the merchant community.”

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FULL YEAR 2008 RESULTS:

For the full year 2008, net income was $41.8 million or $1.08 per fully diluted share, increases of 16.6% and 20.0%, respectively, from 2007 reported amounts of $35.9 million and $0.90, respectively. The 2007 reported net income included an aggregate $2.9 million in pre-tax charges (approximately $0.05 per share) to write off an investment and to recognize costs associated with the opening and relocation of our new service center. Net Revenues for 2008 were $383.7 million, up 30.2% compared to 2007. Excluding Network Services, net revenue was up 15.3% to $340.0 million.

FULL YEAR 2009 GUIDANCE:

Current economic conditions, the breach, and the financial climate are likely to influence same store sales growth and new merchant signings, necessarily adding conservatism to our guidance. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 12—16%, to between $430 and $445 million, with 7 – 11% of that growth organic. For the year, earnings per share are expected to be $1.15—$1.22. The Company’s guidance for 2009 does not include any estimates for potential losses, costs and expenses arising from the previously announced security breach, including exposure to credit and debit card companies and banks, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses. Neither the costs nor the potential losses are estimable at this point, and further the potential losses are not currently deemed probable.

DIVIDEND:

The Company also announced that, in light of the difficulties in the financial markets, the Board of Directors believes it is prudent to maximize the Company’s financial resources and liquidity. Consequently, the Board of Directors has established a new dividend rate and declared a quarterly dividend of $0.025 per common share, which is payable March 16, 2009 to shareholders of record on March 9, 2009.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on February 24, 2009 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 800-559-6679. Please provide the operator with PIN number 81829786

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The webcast will be archived on the Company’s website within two hours of the live call.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors , including without limitation, the significantly unfavorable economic conditions confronting the United States and the results and effects of the security breach of our processing system including the outcome of our investigation, the extent of cardholder information compromised and consequences to our business including effects on sales and costs in connection with this systems breach, and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2007. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Total Revenues	$385,929	$341,574	$1,544,902	$1,313,846

Costs of Services:
Interchange	268,987	250,587	1,093,546	962,025
Dues, assessments and fees	16,833	14,749	67,648	57,050
Processing and servicing	48,114	33,250	173,743	126,599
Customer acquisition costs	12,040	10,862	48,522	44,193
Depreciation and amortization	3,530	1,779	11,006	6,806

Total costs of services	349,504	311,227	1,394,465	1,196,673
General and administrative	22,499	16,877	79,828	57,404

Total expenses	372,003	328,104	1,474,293	1,254,077

Income from operations	13,926	13,470	70,609	59,769

Other income (expense):
Interest income	101	484	755	1,934
Interest expense	(910)	(198)	(3,206)	(785)
Losses on investments	(156)	(1,650)	(395)	(1,650)
Exit costs for Service Center	—	(1,267)	—	(1,267)
Other, net	(29)	30	(5)	(841)

Total other income (expense)	(994)	(2,601)	(2,851)	(2,609)

Income before income taxes	12,932	10,869	66,758	57,160
Provision for income taxes	4,951	4,038	25,918	21,290

Net income	$7,981	$6,831	$41,840	$35,870

Net income	$7,981	$6,831	$41,840	$35,870
Other comprehensive income:
Unrealized gains (losses) on investments, net of income tax expense (benefit) of $39, $(14), $29 and $(25)	64	(23)	48	(41)
Foreign currency translation adjustment	(1,666)	—	(2,131)	—

Comprehensive income	$6,379	$6,808	$39,757	$35,829

Earnings per common share:
Basic	$0.21	$0.18	$1.12	$0.95
Diluted	$0.21	$0.17	$1.08	$0.90

Weighted average number of common shares outstanding:
Basic	37,634	37,964	37,521	37,686
Diluted	38,556	39,780	38,698	39,980

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$27,589	$35,508
Funds held for payroll customers	22,002	24,201
Receivables, net	140,145	122,613
Investments	1,410	1,119
Inventory	8,381	5,383
Prepaid expenses	6,662	3,478
Current tax asset	2,440	5,449
Current deferred tax assets, net	6,723	690

Total current assets	215,352	198,441
Capitalized customer acquisition costs, net	77,737	70,498
Deferred tax assets, net	—	3,878
Property and equipment, net	75,443	50,248
Goodwill	58,456	5,489
Intangible assets, net	36,453	481
Deposits and other assets	178	154

Total assets	$463,619	$329,189

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$68,212	$49,798
Accounts payable	25,864	20,495
Deposits held for payroll customers	22,002	24,201
Current portion of accrued buyout liability	10,547	11,521
Merchant deposits and loss reserves	16,872	14,757
Accrued expenses and other liabilities	26,315	15,266
Current portion of borrowings	58,522	—

Total current liabilities	228,334	136,038
Deferred tax liabilities, net	6,832	—
Reserve for unrecognized tax benefits	1,732	1,230
Long-term portion of borrowings	16,984	—
Long-term portion of accrued buyout liability	30,493	26,252

Total liabilities	284,375	163,520

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 37,675,543 and 39,804,322 shares issued at December 31, 2008 and 2007; 37,675,543 and 37,989,622 shares outstanding at December 31, 2008 and 2007	38	40
Additional paid-in capital	167,337	173,346
Accumulated other comprehensive loss	(2,145)	(62)
Retained earnings	14,014	36,729
Treasury stock, at cost (1,814,700 shares at December 31, 2007)	—	(44,384)

Total stockholders’ equity	179,244	165,669

Total liabilities and stockholders’ equity	$463,619	$329,189

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$41,840	$35,870	$28,544
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of capitalized customer acquisition costs	53,732	45,191	35,823
Other depreciation and amortization	14,423	8,616	7,557
Addition to loss reserve	5,693	3,035	1,970
Provision for doubtful receivables	2,045	1,249	628
Deferred taxes	4,023	1,020	(351)
Share-based compensation	1,517	1,747	1,323
Loss on investments	395	1,650	—
Exit costs for Service Center	—	1,267	—
Write downs on purchased software, fixed assets and system development costs	751	—	1,500
Other	(22)	295	254
Changes in operating assets and liabilities:
Increase in receivables	(333)	(16,701)	(13,017)
Decrease (increase) in inventory	238	(1,737)	(438)
Payment of signing bonuses, net	(45,454)	(44,700)	(33,743)
Increase in capitalized customer acquisition costs	(15,517)	(14,284)	(15,855)
Increase in prepaid expenses	(2,507)	(1,448)	(59)
Decrease in current tax asset	3,754	21,401	10,978
Decrease (increase) in deposits and other assets	23	(61)	23
Excess tax benefits on options exercised under SFAS No. 123R	(710)	(7,623)	(28,603)
Increase in reserve for unrecognized tax benefits	502	463	—
Increase (decrease) in due to sponsor banks	18,413	22,545	(7,277)
Increase in accounts payable	4,083	3,544	1,325
Increase in accrued expenses and other liabilities	3,083	3,260	1,958
(Decrease) increase in merchant deposits and loss reserves	(5,789)	3,512	(1,210)
Payouts of accrued buyout liability	(7,039)	(8,806)	(10,664)
Increase in accrued buyout liability	10,306	13,286	15,483

Net cash provided by (used in) operating activities	87,450	72,591	(3,851)

Cash flows from investing activities
Purchase of investments	(340)	(1,904)	(2,158)
Maturities of investments	284	310	1,258
Decrease (increase) in funds held for payroll customers	1,646	(7,376)	(5,972)
(Decrease) increase in deposits held for payroll customers	(2,199)	7,241	6,357
Acquisition of business, net of cash acquired	(106,865)	(6,300)	(3,453)
Purchases of property and equipment	(35,059)	(34,247)	(13,960)
Proceeds from disposal of property and equipment	35	—	—

Net cash used in investing activities	(142,498)	(42,276)	(17,928)

Cash flows from financing activities
Proceeds from borrowings	95,000	—	—
Principal payments on borrowings and financing arrangements	(20,023)	(174)	(261)
Proceeds from exercise of stock options	3,075	9,955	27,658
Excess tax benefits on options exercised under SFAS No. 123R	710	7,623	28,603
Repurchase of common stock	(17,995)	(18,859)	(25,030)
Dividends paid on common stock	(13,489)	(9,431)	(1,861)
Net proceeds from sale of common stock	—	25	—

Net cash provided by (used in) financing activities	47,278	(10,861)	29,109

Net (decrease) increase in cash and cash equivalents	(7,770)	19,454	7,330
Effect of exchange rates on cash	(149)	—	—
Cash and cash equivalents at beginning of year	35,508	16,054	8,724

Cash and cash equivalents at end of year	$27,589	$35,508	$16,054